EXHIBIT 99.1

Oncolix, Inc. Finalizes CycloSam® License

Agreement For Osteosarcoma

HOUSTON, TX, October 11, 2018 – Oncolix, Inc. (OTCQB: ONCX) (the “Company”), a biotechnology company focused on gynecological cancers, announced that the Company has finalized its license agreement from IGL Pharma, Inc., (“IGLP”) for a novel, clinical stage drug for the treatment of osteosarcoma. Other potential indications include bone metastases and bone marrow ablation.

Highlights:

•	License includes all uses for the drug, a radiopharmaceutical, Samarium-153 DOTMP (CycloSam®).

•	The terms include an undisclosed upfront payment, milestones and royalties on product net sales in exchange for the exclusive global rights to the drug.

•	The license includes the use of the drug for all disease indications, including bone cancers.

•	The drug has already completed preclinical toxicology studies and has clearance from the FDA to commence a Phase I clinical trial for the indication of osteosarcoma.

Osteosarcoma is a rare disease (US incidence of 800 to 900 patients) that affects both adolescents and adults. While the cure rate in local osteosarcoma is about 70%, in metastatic disease it is fatal. In addition to the need for better therapies to treat the disease, there is a need to reduce the pain associated with bone cancers. Bone pain is associated with all bone cancers, including bone metastases, which often originate from prostate and breast cancer.

Bone marrow ablation is a viable option for many cancers, including leukemia, lymphoma and sickle cell anemia. In the case of sickle cell anemia, bone marrow ablation is the only known cure. The current standard for bone marrow ablation is high doses of chemotherapy, which are known to cause significant side effects.

“We are pleased to license this very exciting drug candidate,” said Michael Redman, CEO of Oncolix. “While our first target will be osteosarcoma, we plan to expand its use into bone metastases and bone marrow ablation, two additional large potential markets. Oncolix now has two promising oncology drugs in clinical stages.”

C. Richard Piazza, IGL’s President and CEO said, “In pursuing the clinical advancement of CycloSam®, the offer from Oncolix presented us with an attractive opportunity to see realization of our drug’s potential.”

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About Oncolix

Oncolix is a clinical-stage biotechnology company developing Prolanta™ for the treatment of ovarian, uterine, breast and other cancers. The Company has a US FDA-cleared IND to commence human testing of Prolanta™ in its first indication, the treatment of ovarian cancer. This Phase 1 clinical trial is currently in progress. Prolanta™ is a prolactin receptor antagonist (or blocker) that has demonstrated efficacy in xenograft models through a unique mechanism of action, autophagy. In addition to ovarian cancer, there is strong preclinical evidence Prolanta™ may be effective in breast, prostate and other cancers. In the current Phase 1 dose-escalation safety trial for the treatment of ovarian cancer, to date there have been no observed serious adverse events and no dose-limiting toxicities. The FDA has approved the designation of Prolanta™ as an Orphan Drug for the treatment of ovarian cancer.

About IGL Pharma

IGL Pharma is a spinout out from IsoTherapeutics Group (Angelton, TX), developers of CycloSam®.

Corporate contact:

Michael Redman

P: 281-402-3167

E: mredman@oncolixbio.com

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